Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-1 (No. 333-234597), Form S-1/A (No. 333-232483), and Form S-8 (No. 333-232636) of our report dated March 2, 2020, which includes an explanatory paragraph as to Soliton, Inc.'s (the "Company") ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of December 31, 2019 and for the year then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
March 2, 2020